UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

______________

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Aerohive Networks, Inc.

(Name of Issuer)

Common Stock, $.001 par value per share

(Title of Class of Securities)

00786106

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐   Rule 13d-1(b)
☐   Rule 13d-1(c)
☒   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00786106	13G	Page 2 of 22

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
New Enterprise Associates 13, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands exempted limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
4,673,589 shares

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
4,673,589 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,673,589 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 00786106	13G	Page 3 of 22

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
NEA Partners 13, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands exempted limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
4,673,589 shares

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
4,673,589 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,673,589 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 00786106	13G	Page 4 of 22

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
NEA 13 GP, LTD

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands exempted company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
4,673,589 shares

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
4,673,589 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,673,589 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. 00786106	13G	Page 5 of 22

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
M. James Barrett

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
4,673,589 shares

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
4,673,589 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,673,589 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 00786106	13G	Page 6 of 22

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Peter J. Barris

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
4,673,589 shares

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
4,673,589 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,673,589 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 00786106	13G	Page 7 of 22

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Forest Baskett

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
4,673,589 shares

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
4,673,589 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,673,589 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 00786106	13G	Page 8 of 22

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Patrick J. Kerins

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
4,673,589 shares

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
4,673,589 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,673,589 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 00786106	13G	Page 9 of 22

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Krishna S. Kolluri

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
18,285 shares

	6	SHARED VOTING POWER
4,673,589 shares

	7	SOLE DISPOSITIVE POWER
18,285 shares

	8	SHARED DISPOSITIVE POWER
4,673,589 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,691,874 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 00786106	13G	Page 10 of 22

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
David M. Mott

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
4,673,589 shares

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
4,673,589 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,673,589 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 00786106	13G	Page 11 of 22

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Scott D. Sandell

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
4,673,589 shares

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
4,673,589 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,673,589 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 00786106	13G	Page 12 of 22

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Ravi Viswanathan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
121 shares

	6	SHARED VOTING POWER
4,673,589 shares

	7	SOLE DISPOSITIVE POWER
121 shares

	8	SHARED DISPOSITIVE POWER
4,673,589 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,673,710 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 00786106	13G	Page 13 of 22

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Harry R. Weller

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
4,673,589 shares

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
4,673,589 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,673,589 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 00786106	13G	Page 14 of 22

Item 1(a).	Name of Issuer:

Aerohive Networks, Inc. (the "Issuer").

Item 1(b).	Address of Issuer's Principal Executive Offices:

330 Gibraltar Drive, Sunnyvale, California 94089.

Item 2(a).	Names of Persons Filing:

This statement is being filed by New Enterprise Associates 13, L.P. ("NEA 13"); NEA Partners 13, L.P. ("NEA Partners 13"), which is the sole general partner of NEA 13; NEA 13 GP, LTD ("NEA 13 GP"), which is the sole general partner of NEA Partners 13; and M. James Barrett ("Barrett"), Peter J. Barris ("Barris"), Forest Baskett ("Baskett"), Patrick J. Kerins ("Kerins"), Krishna S. Kolluri ("Kolluri"), David M. Mott ("Mott"), Scott D. Sandell ("Sandell"), Ravi Viswanathan ("Viswanathan") and Harry R. Weller ("Weller") (collectively, the "Directors").  The persons referred to in this Item 2(a) are sometimes referred to collectively herein as the "Reporting Persons".

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of NEA 13, NEA Partners 13 and NEA 13 GP is New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.  The address of the principal business office of Baskett, Kolluri, Sandell and Viswanathan is New Enterprise Associates, 2855 Sand Hill Road, Menlo Park, California 94025.  The address of the principal business office of Barrett, Barris, Kerins, Mott and Weller is New Enterprise Associates, 5425 Wisconsin Avenue, Suite 800, Chevy Chase, MD 20815.

Item 2(c).	Citizenship:

Each of NEA 13 and NEA Partners 13 is a Cayman Islands exempted limited partnership.  NEA 13 GP is a Cayman Islands exempted company.  Each of the Directors is a United States citizen.

Item 2(d).	Title of Class of Securities:

Common Stock, $.001 par value ("Common Stock").

Item 2(e).	CUSIP Number:

007786106.

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

CUSIP No. 00786106	13G	Page 15 of 22

Item 4.	Ownership.

(a)
Amount Beneficially Owned: NEA 13 is the record owner of 4,673,589 shares of Common Stock as of December 31, 2015 (the "Shares").  As the sole general partner of NEA 13, NEA Partners 13 may be deemed to own beneficially the Shares.  As the sole general partner of NEA Partners 13, NEA 13 GP likewise may be deemed to own beneficially the Shares.  As the individual Directors of NEA 13 GP, each of the Directors also may be deemed to own beneficially the Shares.

As of December 31, 2015, Kolluri is the record owner of restricted stock units convertible at any time into 18,285 shares of Common Stock (the "Kolluri RSU Shares").  Accordingly, Kolluri may be deemed to be the beneficial owner of the Kolluri RSU Shares in addition to the Shares.

As of December 31, 2015, MV Holdings 2009 Revocable Trust ("MV Trust") is the record owner of 121 shares of Common Stock (the "MV Trust Shares").  As an affiliate of MV Trust, Viswanathan may be deemed to own beneficially the MV Trust Shares in addition to the Shares.1

(b)	Percent of Class: See Line 11 of cover sheets. The percentages set forth on the cover sheet for each Reporting Person other than Kolluri are calculated based on 48,088,748 shares of Common Stock (the "10-Q Shares") reported by the Issuer to be outstanding as of November 2, 2015 on Form 10-Q as filed with the Securities and Exchange Commission on November 9, 2015. The percentage set forth on the cover sheet for Kolluri is calculated based on 48,107,033 shares of Common Stock, which includes (i) the 10-Q Shares and (ii) the Kolluri RSU Shares.

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: See Line 5 of cover sheets.

(ii)	shared power to vote or to direct the vote: See Line 6 of cover sheets.

(iii)	sole power to dispose or to direct the disposition of: See Line 7 of cover sheets.

(iv)	shared power to dispose or to direct the disposition of: See Line 8 of cover sheets.

Each Reporting Person disclaims beneficial ownership of such Securities except for the shares, if any, such Reporting Person holds of record.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

1 This Amendment No. 2 to Schedule 13G does not reflect a change in the number of shares beneficially owned by the Reporting Persons generally, but rather is being filed to correct a clerical error in the number of shares of Common Stock held of record by an affiliate of Viswanathan as of December 31, 2015, which were omitted from Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission on February 5, 2016.

CUSIP No. 00786106	13G	Page 16 of 22

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.  The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-5(b).

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.  This Schedule 13G is not filed pursuant to Rule 13d‑1(b) or Rule 13d–1(c).

Material to be Filed as Exhibits.

Exhibit 1 – Agreement regarding filing of joint Schedule 13G.

Exhibit 2 – Power of Attorney regarding filings under the Securities Exchange Act of 1934, as amended.

CUSIP No. 00786106	13G	Page 17 of 22

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:       March 25, 2016

NEW ENTERPRISE ASSOCIATES 13, L.P.

By:	NEA PARTNERS 13, L.P.
General Partner

By:	NEA 13 GP, LTD
General Partner

By:                 *
Peter J. Barris
Director

NEA PARTNERS 13, L.P.

By:	NEA 13 GP, LTD
General Partner

By:                  *
                Peter J. Barris
Director

NEA 13 GP, LTD

By:                  *
 Peter J. Barris
 Director

* Michael James Barrett

* Peter J. Barris

* Forest Baskett

CUSIP No. 00786106	13G	Page 18 of 22

* Patrick J. Kerins

* Krishna S. Kolluri

* David M. Mott

* Scott D. Sandell

* Ravi Viswanathan

* Harry R. Weller

*By:    /s/ Sasha O. Keough
Sasha O. Keough
As attorney-in-fact

This Amendment No. 2 to Schedule 13G was executed by Sasha O. Keough on behalf of the individuals listed above pursuant to a Power of Attorney, a copy of which is attached as Exhibit 2.

CUSIP No. 00786106	13G	Page 19 of 22

EXHIBIT 1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Aerohive Networks, Inc.

EXECUTED this 25th day of March, 2016

NEW ENTERPRISE ASSOCIATES 13, L.P.

By:	NEA PARTNERS 13, L.P.
General Partner

By:	NEA 13 GP, LTD
General Partner

By:                 *
Peter J. Barris
Director

NEA PARTNERS 13, L.P.

By:	NEA 13 GP, LTD
General Partner

By:                  *
                Peter J. Barris
Director

NEA 13 GP, LTD

By:                  *
 Peter J. Barris
 Director

* Michael James Barrett

* Peter J. Barris

* Forest Baskett

CUSIP No. 00786106	13G	Page 20 of 22

* Patrick J. Kerins

* Krishna S. Kolluri

* David M. Mott

* Scott D. Sandell

* Ravi Viswanathan

* Harry R. Weller

*By:    /s/ Sasha O. Keough
Sasha O. Keough
As attorney-in-fact

This Agreement was executed by Sasha O. Keough on behalf of the individuals listed above pursuant to a Power of Attorney, a copy of which is attached as Exhibit 2.

CUSIP No. 00786106	13G	Page 21 of 22

EXHIBIT 2

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Louis S. Citron, Timothy Schaller, Sasha Keough and Stephanie Brecher, and each of them, with full power to act without the others, his or her true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his or her capacity as a direct or indirect general partner, director, officer or manager of any partnership, corporation or limited liability company, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the Financial Industry Regulatory Authority, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of August, 2013.

/s/ M. James Barrett
M. James Barrett

/s/ Peter J. Barris
Peter J. Barris

/s/ Forest Baskett
Forest Baskett

/s/ Rohini Chakravarthy
Rohini Chakravarthy

/s/ Patrick Chung
Patrick Chung

/s/ Ryan Drant
Ryan Drant

/s/ Anthony A. Florence
Anthony A. Florence

/s/ Robert Garland
Robert Garland

/s/ Paul Hsiao
Paul Hsiao

CUSIP No. 00786106	13G	Page 22 of 22

/s/ Patrick J. Kerins
Patrick J. Kerins

/s/ Suzanne King
Suzanne King

/s/ Krishna S. Kolluri
Krishna S. Kolluri

/s/ C. Richard Kramlich
C. Richard Kramlich

/s/ Edward Mathers
Edward Mathers

/s/ David M. Mott
David M. Mott

/s/ John M. Nehra
John M. Nehra

/s/ Charles W. Newhall III
Charles W. Newhall III

/s/ Jason R. Nunn
Jason R. Nunn

/s/ Jon Sakoda
Jon Sakoda

/s/ Scott D. Sandell
Scott D. Sandell

/s/ Peter W. Sonsini
Peter W. Sonsini

/s/ A. Brooke Seawell
A. Brooke Seawell

/s/ Ravi Viswanathan
Ravi Viswanathan

/s/ Paul E. Walker
Paul E. Walker

/s/ Harry Weller
Harry Weller